Exhibit 10.1

March 2, 2005

Michael R. Feigeles
181 Boulevard
Mountain Lakes, NJ 07046

RE: Ameritrade Holding Corporation (“Ameritrade”) Executive Employment Agreement, Effective as of February 28, 2003 (the “Agreement”)

Dear Mike:

You and Ameritrade have agreed, effective March 1, to extend the Term of your Agreement as defined in the Agreement, to March 31, 2005 (the “Extension”). All of the rights and obligations under the Agreement will continue in full force and effect through March 31, 2005.

Please sign this document (the “Letter Agreement”) in the space provided below to evidence your agreement to the above. We will countersign and provide you a copy for your records.

Sincerely,
Ameritrade Holding Corporation

By:	/s/ Kurt Halvorson

Kurt Halvorson, EVP and Chief Administrative Officer

I understand and agree to the Extension and the terms of this Letter Agreement after having sought counsel, at my discretion.

/s/ Michael R. Feigeles	March 3, 2005

Michael R. Feigeles	Date